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                                  EXHIBIT 99.2

                 LETTER FROM TERRENCE C. WALSH TO DANIEL DAVIS,
           DATED NOVEMBER 22, 1996, OUTLINING TERMS OF STOCK GRANT AS
               COMPENSATION FOR SERVICES RENDERED TO THE COMPANY.



November 22, 1996


Mr. Daniel Davis
The Fincom Group, Inc.
747 Third Avenue
10th Floor
New York, NY  10017

RE:  Common Stock Grant of Shares of Tivoli Industries, Inc. ("Tivoli")

Dear Mr. Davis:

Under the terms of the Engagement Agreement between Tivoli and The Fincom Group, Inc., dated as of November 1, 1995, you agreed to provide certain public relations services to Tivoli on a consulting basis. This letter will confirm our understanding that in satisfaction of the remaining financial obligations of Tivoli to you under such agreement, Tivoli will issue 3,575 shares of its common stock (the "Shares") to you as of December 1, 1996. The issuance of the Shares is contingent, however, on the prior filing of a Registration Statement on Form S-8 which is expected to occur prior to December 1.

If you have any questions, please give me a call.

Sincerely,

Tivoli Industries, Inc.



By:  /S/ TERRENCE C. WALSH
   ---------------------------------------
     Terrence C. Walsh
     President and Chief Executive Officer